FOR IMMEDIATE RELEASE                                          February 18, 2004
         For further information, contact
                  Erin Dunn
                  Communications Manager
                  707-764-4216

                PALCO OPENS HIGH SPEED PLANER OPERATION IN SCOTIA

                      $5 MILLION INVESTMENT PART OF PALCO'S
                     LONG-TERM COMMITMENT TO HUMBOLDT COUNTY

PALCO today announced the opening of a new high speed planer operation in
Scotia. PALCO President and CEO Robert Manne said the new high-tech system will enhance worker safety, increase productivity, and improve quality, enabling
PALCO to remain competitive in the world market. "This is good news for our employees, our company, our community, and the county," said Manne.

Manne noted that the project's benefits to the community have already begun.
Construction of the new planer added some $2 million to the local economy. More than 30 local contractors, vendors, and PALCO construction crews worked for five months to complete the project.

The planer, which processes rough sawn boards into finished lumber, will operate at speeds in excess of 2,000 linear feet per minute--four times faster than the old planers at Carlotta and Fortuna. The system also features:
o        High speed quality finish
o        Hands-free lumber grading
o        Board trim optimization
o        High speed mechanized lumber stacking system
o        Automated packaging system

Twenty-one employees will operate the new system, processing all of PALCO's redwood decking and play system products, as well as Douglas fir structural framing and industrial beams. The new planer replaces older facilities at
Fortuna and Carlotta, which will continue to process rough sawn lumber.

"This new project, coupled with our new high-tech sawmill, clearly demonstrates our dedication to sustainability-- the sustainability of our forests, our community, our Company, and our industry," concluded Manne.

PALCO is the nation's largest supplier of redwood lumber products, shipping products throughout California, across the United States, and to markets in
Europe and Asia.

                                  www.palco.com